Exhibit 99.1

Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191

CONTACT: Matt Brusch, Director of Communications mbrusch@tier.com (571) 382-1048

Tier Provides Update Regarding Scope and Timing of Independent Audit

Committee Investigation

RESTON, Va., April 19, 2006 – Tier Technologies, Inc. (NASDAQ: TIERE), (“Tier” or the “Company”) announced today that as previously reported, the Audit Committee of the Board of Directors of Tier retained the independent law firm of Ropes & Gray LLP in December 2005 to conduct an independent investigation of restatement-related issues. The scope of the investigation includes: (i) examination of the qualitative and financial reporting issues giving rise to the restatement, including the issues Tier’s management brought to the Audit Committee’s attention; (ii) review of Tier’s proposed restatement and related filings as they are prepared by the Company; (iii) review of accounting control and management issues that come to the Audit Committee’s attention during the course of its investigation; and (iv) identification of remedial measures that the Audit Committee recommends the Company implement in light of its findings.

On April 5, 2006, Tier provided the Nasdaq Listing Qualifications Panel (the “Panel”) with a substantive status report addressing the questions posed by the Panel on March 10, 2006, which the Company was required to address as a condition of continued listing on The Nasdaq National Market. As part of that report, Tier undertook to provide the Panel with its final report on the investigation by April 21, 2006. Subsequently, on April 14, 2006, Ropes & Gray notified the Panel that on April 12, 2006, Ropes & Gray had conducted an interview with a former Tier executive that identified a number of serious new allegations relevant to the restatement-related issues that are being reviewed as part of the independent investigation. To reach a complete and fair understanding of the issues giving rise to the restatement, Ropes & Gray reported that the Audit Committee and its advisors must conduct additional interviews and review additional records. Ropes & Gray reported that, as a result, the anticipated completion of the independent investigation will be delayed by three weeks and is expected to be completed by May 12, 2006. At the present time, the Company cannot predict whether the delay in the Audit Committee’s independent investigation will have an adverse impact on its continued listing and there can be no assurance that the Panel will conclude that this delay is acceptable. If the Panel does not find the delay acceptable, Tier’s common stock could be delisted from The Nasdaq National Market.

The Company continues to make every effort to complete and file its Annual Report on Form 10-K fiscal year 2005 and its Form 10-Q for the quarter ended December 31, 2005, by June 5, 2006, which is one of the Panel’s conditions for continued listing. However, the Company is unable to anticipate whether the independent investigation will identify new issues that will require Tier to make additional restatement adjustments to its historical financial statements, which could further delay the issuance of these reports. If such a delay were to occur, Tier cannot provide assurance that such a delay would be acceptable to the Panel, in which case Tier’s common stock could be delisted from The Nasdaq National Market.

About Tier

Tier Technologies, Inc. (NASDAQ: TIERE) offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts, including statements regarding expectations for future revenues, earnings, and expenses, are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the results of the Company’s ongoing review of its accounting practices, the Audit Committee’s independent investigation, and the Company’s ability to satisfy the Nasdaq requirements for continued listing on the Nasdaq National Market.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

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